EXHIBIT 23.17

OPTION TO PURCHASE AGREEMENT

This Agreement dated December 10th, 2003 is made

Between

ANDES PACIFIC DEVELOPMENT S.A.

(“ APSA”)

And

MINERA ORLANDO LIMITADA, ORLANDO EXPLORACIONES LIMITADA, MINERA SANTA CATALINA LIMITADA AND MINERA RELINCHO LIMITADA

(together, the “PDLA Group”)

And

LUMINA COPPER CORP.

(“ Lumina”)

RECITALS

A.           APSA owns certain mineral concessions, mining rights and manifestaciones located in the Third Region of Chile known as the Relincho Property (the “Mining Rights”);

B.           APSA acquired the Mining Rights from the PDLA Group and by the terms of that purchase agreement between APSA and the PDLA Group, the parties agreed that the purchase price for the Mining Rights would be deferred until either APSA sold the Mining Rights to a third party or May 15, 2004, whichever occurred first;

C.           the PDLA Group has two mortgages registered against the title to the Mining Rights as security for payment to it of the purchase price for the Mining Rights and other payment obligations under the terms of its agreement with APSA;

D.           Lumina and APSA have agreed that APSA will grant Lumina the right and option to purchase the Mining Rights on the terms and subject to the conditions set forth herein;

E.           the PDLA Group has agreed, as provided in section 14.1 of this Agreement, to postpone and subordinate its rights under the mortgages held by it in respect of the Mining Rights to the option herein granted by APSA to Lumina;

F.           upon due exercise of the option, including payment in full of the Exercise Price and the fulfilment of any obligations of Lumina under the Guarantee, the PDLA Group Mortgages will be satisfied and may be cancelled; and

G.           Capitalized terms in this Agreement have the meaning set out in Article 1 hereof.

NOW THEREFORE THIS AGREEMENT witnesses that in consideration of the representations, warranties and covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	For the purposes of this Agreement:

(a)
“Affiliate” means, with respect to any person, any other person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, or is a shareholder of, such person, and includes any person in like relation to an Affiliate. A person shall be deemed to control a person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.;

	(b)	“Chilean Promise to Sell and Option to Purchase Agreement” is defined in section 5.7;

	(c)	“Chilean Purchase Agreement” is defined in section 5.8;

(d)
“Cominco Consent” means the consent of Minera Cominco required to be obtained by APSA prior to any assignment by it of its interest in the Mining Rights that are subject to the Cominco Mortgage and the Cominco Royalty;

(e)
“Cominco Mortgage” means the first grade mortgage registered on certain of the Mining Rights granted by APSA in favour of Minera Cominco by public deed dated February 4, 2001 to secure payment by APSA of the Cominco Royalty;

(f)
“Cominco Royalty” means the 2% net smelting return royalty held by Minera Cominco in respect of certain of the Mining Rights and referenced in the public deed dated February 4, 2001 among the PDLA Group, APSA and others;

	(g)	“Deficiency” is defined in section 6.4;

	(h)	“Effective Date” means the date on which the TSX Venture Exchange has accepted this Agreement and the Option granted hereunder becomes effective;

(i)	“Exercise Price” is defined in section 5.3;

(j)	“First Payment Shares” is defined in section 5.4;

(k)	“Fundamental Changes” is defined in section 13.2;

(l)	“Guarantee” is defined in section 6.3;

(m)	“Indemnified Party” and “Indemnified Parties” are defined in section 9.2;

(n)
“Issue Price” means a price equal to the weighted average trading price of Lumina’s Shares for the 20 trading days ending five trading days prior to the date of issuance of the Lumina Shares, converted into United States currency at the Rate of Exchange on the date of issuance of the Lumina Shares;

(o)	“Lumina Shares” means voting common shares in the capital of Lumina as presently constituted;

(p)	“Minera Cominco” means Minera Cominco Chile Exploraciones Limitada;

(q)	“Mining Rights” means the mining concessions listed in Schedule “A” hereto;

(r)
“Option” means the sole and exclusive right and option granted by APSA to Lumina to acquire an undivided 100% right, title and interest in and to the Mining Rights pursuant to section 5.1 of this Agreement;

(s)
“PDLA Group Mortgages” means the first grade and the second grade mortgages on the Mining Rights granted in favour of the PDLA Group by APSA on February 4, 2001 to secure payment of various purchase prices and other payment obligations set forth in a public deed dated that date between the PDLA Group and APSA;

(t)	“Rate of Exchange” means the noon rate of exchange on the date in question as reported by the Bank of Canada (the “Bank”) for the conversion of Canadian dollars to United States dollars;

(u)
“Rights Certificates” means the forms of rights certificate attached hereto as Schedule B issued by Lumina to APSA and to the PDLA Group on the Effective Date and, upon due exercise of the Option by Lumina on or before the third anniversary of the Effective Date, entitling APSA and the PDLA Group to receive cash and, or, Lumina Shares having an aggregate value of $5,000,000;

(v)	“Second Payment Shares” is defined in section 5.4;

(w)
“Share Escrow Agreement” means the Share Escrow Agreement dated the date hereof between APSA, the PDLA Group, Lumina and Pacific Corporate Trust Company, the form of which is attached hereto as Schedule C; and

(x)	“Signing Date” means December 10th, 2003.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	Each party hereby represents and warrants to the other that as at the date hereof:

(a)
it is a company duly incorporated or amalgamated, organized and validly subsisting under the laws of its incorporating or amalgamating jurisdiction and is qualified to carry on business in that jurisdiction;

(b)
it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement and this Agreement is legally binding upon it and is enforceable in accordance with its terms;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party; and

(d)
the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.2.2

2.2	APSA hereby represents and warrants to Lumina that as at the date hereof:

	(a)	the Mining Rights are mining concessions, mining rights and manifestaciones which are properly and accurately described in Schedule A hereto;

	(b)	each of the Mining Rights has been properly granted to or acquired by APSA under applicable laws and is in good standing until the date set forth in Schedule A hereto;

(c)
APSA has the right to enter into this Agreement and all necessary authority to dispose of an interest in and to the Mining Rights in accordance with the terms of this Agreement, subject only to the PDLA Group Mortgages, the Cominco Mortgage and receipt of the Cominco Consent;

(d)
no person, firm or corporation has any proprietary or possessory interest in the Mining Rights or any right capable of becoming an interest in the Mining Rights other than the PDLA Group pursuant to the PDLA Group Mortgages, Minera Cominco pursuant to the Cominco Mortgage and, except for payments due to the Government of Chile to maintain the Mining Rights in good standing, and except for the Cominco Royalty, no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Mining Rights; and

(e)
all necessary consents, approvals or conditions precedent to the acquisition by Lumina of an interest in the Mining Rights as contemplated by the terms of this Agreement, have been obtained or satisfied by APSA and, other than the filing of the public deed created in respect of this Agreement on the appropriate government registry, and receipt of the Cominco Consent, there are no consents, orders or approvals, governmental or otherwise, required in Chile with respect to the completion of the transactions contemplated herein.

2.3 .
PDLA hereby represents and warrants to Lumina that as at the date hereof no person other than the PDLA Group has any interest in the PDLA Group Mortgages and that the PDLA Group Mortgages are the only interest owned by any member of the PDLA Group in the Mining Rights

2.4
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive until the Option has been exercised and the Exercise Price has been paid in full and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

ARTICLE 3
COVENANTS

3.1
It is a condition precedent to the transactions contemplated by this Agreement that Lumina receive the Cominco Consent and approval of the TSX Venture Exchange prior to this Agreement becoming effective on the Effective Date. After execution of this Agreement, Lumina will exercise all reasonable commercial efforts to obtain the approval of this Agreement by the TSX Venture Exchange and receipt of the Cominco Consent as quickly as possible. APSA will also exercise all reasonable commercial efforts to obtain the Cominco Consent as quickly as possible. If either the approval of the TSX Venture Exchange or receipt of the Cominco Consent has not been obtained within 30 days after the Signing Date, APSA and the PDLA Group jointly may at any time thereafter upon notice to Lumina terminate this Agreement whereupon it shall be null and void and the parties shall have no further obligations hereunder. The Option granted hereunder will only be effective as of and from the Effective Date.

3.2	During the currency of this Agreement, APSA hereby covenants and agrees with Lumina:

(a)
other than as permitted by Article 12, to not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Lumina hereunder and, without limitation, will not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of the title to or its beneficial interest in the Mining Rights;

(b)
to make available to Lumina and its representatives all records and files in its possession relating to the Mining Rights and permit Lumina and its representatives at their own expense to take abstracts therefrom and make copies thereof;

	(c)	to promptly provide Lumina with any and all notices and correspondence received by APSA from government agencies in respect of the Mining Rights;

	(d)	not to grant any lien, charge, encumbrance or security interest of any kind in respect of the Mining Rights which ranks in priority to or pari passu with any such interest held by Lumina; and

	(e)	to immediately notify Lumina of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed respecting the Mining Rights.

3.3	From the Signing Date of this Agreement until it is either terminated or the Option is exercised and the Exercise Price is paid in full, Lumina will:

(a)
make all payments, complete all necessary work obligations and take such other steps as may be required to maintain the Mining Rights in good standing and protect and guard all other assets, including the camp and all drill core;

	(b)	promptly after payment thereof, provide APSA and the PDLA Group with copies of all receipts evidencing the payments required to maintain the Mining Rights in good standing;

	(c)	keep the Mining Rights free and clear of all liens, charges and encumbrances arising from its operations hereunder;

(d)
permit APSA or the PDLA Group, or their or its duly authorized representatives, at their own risk and expense, access to the Mining Rights at all reasonable times and to all records prepared by Lumina in connection with work done on or with respect to the Mining Rights and furnish APSA and the PDLA Group during periods of active field work quarterly progress reports of the work in progress and results obtained and comprehensive annual reports on or before March 31st of each year covering the activities hereunder and results obtained during the calendar year ending on December 31st immediately preceding, together with timely current reports and information on any material results obtained. On or before the Signing Date Lumina will provide to each of APSA and the PDLA Group a copy of the report on the Mining Rights prepared for Lumina by AMEC;

	(e)	conduct all work on or with respect to the Mining Rights in a careful and miner like manner and in accordance with all applicable local laws, rules, orders and regulations, including, without limitation, those relating to reclamation and environmental protection, and indemnify and save each of the Indemnified Parties harmless from any and all claims, suits or actions made or brought against each of them as a result of work done or failed to be done by Lumina on or with respect to the Mining Rights;

(f)
keep and maintain at all times true and accurate books, records and accounts in accordance with generally accepted accounting principles applied consistently from year to year in which will be entered particulars of all receipts and disbursements related to work programs and all such books, records and accounts will be kept separate from other books, records and accounts maintained by the party carrying out work programs;

(g)
keep all information obtained in the course of or as a result of work programs confidential from third parties unless Lumina is otherwise bound to disclose such information or is required to do so by regulatory authorities having jurisdiction;

(h)	answer promptly all reasonable requests made by APSA or the PDLA Group for information relating to programs;

(i)
pay, when due and payable, all wages or salaries for services rendered and all accounts for materials supplied on or in respect of work programs or for any work or operations performed in connection therewith;

(j)
employ and engage such employees and agents and retain and subcontract its duties and authority to such contractors as it considers necessary or advisable to carry out its duties and obligations hereunder;

(k)
obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance in accordance with best practices in the mining industry; and

(l)	use every reasonable effort to have its contractors and sub-contractors comply with applicable unemployment insurance and workers’ compensation legislation.

ARTICLE 4
ACKNOWLEDGEMENTS BY LUMINA

4.1	Lumina acknowledges and agrees that:

(a)
if it exercises the Option, it will be purchasing the Mining Rights on an “as is, where is” basis except as expressly stated herein and that it has been afforded full opportunity to conduct due diligence investigations in respect of the Mining Rights, the Mining Rights, any surface or water rights it may have to acquire to put the Mining Rights into production, any environmental liabilities associated with the Mining Rights, and any other material issues associated with the Mining

Rights, and that it is satisfied with the results of those investigations. In particular, Lumina has identified and conducted specific investigations in respect of acid rock drainage/acid mine drainage, historic mining and exploration activities, soil erosion and endangered species as those issues might relate to the Mining Rights and Lumina is prepared to and does assume all liabilities in respect thereof; and

(b)
a purchase of the Mining Rights upon exercise of the Option will not include any permits, authorizations, consents or ownership interests in respect of environmental matters, use of explosives, water rights and access and surface use rights which may be required by Lumina in order to derive all or any benefit from the Mining Rights so acquired.

4.2
Lumina hereby acknowledges and agrees that other than those representations and warranties of the PDLA Group set forth in Section 2.1 and Section 2.3, the PDLA Group is making no representations and warranties to Lumina whatsoever, including without limitation with respect to the Mining Rights, any surface or water rights, any environmental liabilities associated with the Mining Rights, or any other material issue associated with the Mining Rights. Lumina further acknowledges and agrees that the PDLA Group is making no covenants other than those expressly set forth in this Agreement.

ARTICLE 5
OPTION

5.1
APSA hereby gives and grants to Lumina, effective as of and from the Effective Date, the sole and exclusive right and option to acquire an undivided 100% interest in the Mining Rights in accordance with the terms of this Agreement (the “Option”).

5.2
After the Effective Date and for so long as the Option continues in full force and effect, but subject to its receipt of all necessary permits and approvals from the owners of the surface rights overlying the Mining Rights, Lumina, its employees, agents and independent contractors shall have the sole and exclusive right and option to:

	(a)	enter the Mining Rights;

	(b)	have exclusive and quiet possession thereof subject to APSA’s and the PDLA Group’s rights under section 3.3(d);

	(c)	subject to Article 3, carry out or cause to be carried out all prospecting, exploration, development or other mining work in such manner as Lumina in its sole discretion may deem advisable;

	(d)	bring and erect upon the Mining Rights such mining facilities as Lumina deems advisable; and

	(e)	remove from the Mining Rights and dispose of mineral products, but only for the purpose of testing.

5.3	In order for Lumina to earn an undivided 100% interest in the Mining Rights it must pay to APSA a total of $6,000,000 (the “Exercise Price”). The Exercise Price will be payable as follows:

	(a)	$1,000,000 on the Effective Date; and

	(b)	$5,000,000 on or before the third anniversary of the Effective Date.

5.4
Lumina will pay $750,000 of the payment in subsection 5.3(a) above by the delivery of certified cheques to the members of the PDLA Group in the aggregate amount of $434,300 and to APSA in the amount of $315,700. Subject to section 5.11, at its option, Lumina may pay:

	(a)	up to $250,000 of the payment in subsection 5.3(a), above (the “First Payment Shares”); and

	(b)	some or all of the $5,000,000 payable by Lumina pursuant to 5.3(b), above (the “Second Payment Shares”)

by the issuance of Lumina Shares, calculated at the Rate of Exchange on the date of issuance of the Lumina Shares, in accordance with Article 6 hereof.

5.5
On the Effective Date Lumina will issue a Rights Certificate to each of APSA and the PDLA Group by the terms of which they will be entitled to receive their respective portion of the balance of the Exercise Price payable, at the option of Lumina, either in cash or Lumina Shares. Lumina will have no obligation in respect of the division of the Exercise Price as between the PDLA Group and APSA provided that all payments are made by Lumina in accordance with this Agreement and the Share Escrow Agreement.

5.6
Unless changed upon delivery of proper notice sent by APSA and the PDLA Group jointly in accordance with this Agreement, all payments by Lumina of Lumina Shares will be delivered to Pacific Corporate Trust Company and dealt with in accordance with the terms of the Share Escrow Agreement and all payments by Lumina of cash will be paid as follows:

if to APSA:

Swift Code:	BKTRUS33

ABA:	021 001 033

Account Number:	040 90 680

	BENEFICIARY BANK:	BANCO SECURITY
AGUSTINAS 621,
SANTIAGO, CHILE

	Swift Code:	BSCLCLRM

	Beneficiary:	ANDES PACIFIC DEVELOPMENT S.A.
Santiago Centro
Santiago, Chile

	Beneficiary’s account number in Chile:	5-0254151-55

and if to the PDLA Group:

	Amount:	US$

	Paying Bank:	Banco de Chile
Oficina Central
Santiago, Chile

	Swift:	BCHICLRM

	Beneficiary:	ORLANDO EXPLORACIONES LTDA.

	Account number:	5000-11605-04
Attn: Pilar Tagle

5.7
Promptly after the execution of the Cominco Consent, Lumina, APSA and the PDLA Group will execute a promise to sell and option to purchase agreement of the Mining Rights governed by and construed according to the laws of Chile applicable therein, whose terms and conditions are those described in Schedule D hereto (the “Chilean Promise to Sell and Option to Purchase Agreement”). It is a condition precedent to the effectiveness of the Chilean Promise to Sell and Option to Purchase Agreement that Lumina receive approval of the TSX Venture Exchange on the same terms referred to in Section 3.1 of this Agreement. Accordingly, the parties hereby agree that the registration of the Chilean Promise to Sell and Option to Purchase Agreement, in the “Registro de Hipotecas y Gravámenes” of the competent Chilean Mining Registry, shall only be effected upon the condition precedent referred to in Section 3.1 of this Agreement having been fulfilled and satisfactory evidence of its fulfillment having been provided by Lumina to APSA and the PDLA Group.

5.8
Upon Lumina having made all payments required by Section 5.3 of this Agreement and upon it having fulfilled its obligations, if any, under the Guarantee, the Option will have been exercised and the rights granted under the PDLA Group Mortgages will have been extinguished. Upon Lumina having made all the payments required by Section 5.3 of this

Agreement and upon it having fulfilled its obligations, if any, under the Guarantee, Lumina, APSA and the PDLA Group shall execute a purchase agreement of the Mining Rights governed by and construed according to the laws of Chile applicable therein, whose terms and conditions shall be those described in Schedule E hereto (the “Chilean Purchase Agreement”). The parties shall promptly thereafter cause the registration of the Chilean Purchase Agreement in the “Registro de Propiedad” of the competent Chilean Mining Registry, in order to perfect, under Chilean applicable laws, the transfer of a 100% interest in the Mining Rights from APSA to Lumina.

5.9
The Option set forth in this Article 5 is an option only and except as specifically provided otherwise herein, nothing in this Agreement shall be construed as obligating Lumina either before or after the Effective Date to do any acts, make any payments or issue any Lumina Shares and any acts, payments or issuances of Lumina Shares made by Lumina hereunder shall not be construed as obligating Lumina to do any further act, make any further payment or issue any further Lumina Shares. However, all obligations of Lumina to make payments of cash or Lumina Shares or to fulfil its obligations under the Guarantee will be strictly construed and failure by Lumina to make any such payment when due will result in the termination of the Option and this Agreement in accordance with Section 7.1 hereof.

5.10
Lumina, or its successors or permitted assigns, may not pay a portion of the Exercise Price with Lumina Shares (or shares or other securities of any nature of a successor to Lumina or its assign, as applicable) if at the time of the proposed issuance the shares of Lumina, or the shares or other securities of any nature of its successor or permitted assign, as applicable, are not listed and posted for trading on, or are halted or otherwise prevented from trading on, a recognized stock exchange in North America. In any of the aforesaid circumstances APSA and the PDLA Group may require that the remaining portion of the Exercise Price be paid in cash.

ARTICLE 6
LUMINA SHARE ISSUANCES AND GUARANTEE

6.1	If Lumina elects to pay a portion of the Exercise Price by the issuance of the First Payment Shares or the Second Payment Shares the following will apply:

(a)
the First Payment Shares and the Second Payment Shares may be paid by the issuance of Lumina Shares having an aggregate value at the date of issuance equal to the amount of the Exercise Price then being paid with Lumina Shares;

(b)
the Issue Price will be certified in a certificate of an officer of Lumina delivered at the time of issuance of the Lumina Shares to each of the Escrow Agent under the Share Escrow Agreement, the PDLA Group and APSA. The Lumina Shares will be issued at a price equal to the weighted average trading price of Lumina’s Shares for the 20 trading days ending five trading days prior to the date of issuance of the Lumina Shares, converted into United States currency at the Rate of Exchange on the date of issuance of the Lumina Shares (the “Issue Price”);

(c)
the Lumina Shares issued in payment of the First Payment Shares will be subject to a statutory four month hold period but the Lumina Shares issued in payment of the Second Payment Shares will not be subject to a hold period and, subject to applicable securities laws, may be resold without restriction;

(d)
the certificates representing any Lumina Shares issued pursuant to this Agreement will be registered in the name of Pacific Corporate Trust Company, in trust, for the benefit of APSA and the PDLA Group, and the certificates will be dealt with by Pacific Corporate Trust in accordance with the Share Escrow Agreement, the form of which is attached hereto as Schedule C; and

(e)
the Rights Certificates will be deemed to have been exchanged, without further action on the part of the holders of the Rights Certificates, for the certificates representing the Lumina Shares so issued in the name of Pacific Corporate Trust Company, in trust.

6.2
If APSA or the PDLA Group wishes to sell any of the First Payment Shares or the Second Payment Shares, they must give notice to that effect to Pacific Corporate Trust under the Share Escrow Agreement specifying the number of Lumina Shares to be sold, whereupon Lumina will arrange for purchasers of the Lumina Shares to be sold and Pacific Corporate Trust will sell the number of Lumina Shares requested to be sold by APSA or the PDLA Group, as applicable and, subject to section 6.4, remit the sale proceeds to APSA or the PDLA Group, as applicable, in accordance with the Share Escrow Agreement.

6.3	If Pacific Corporate Trust receives a request or deemed request to sell Lumina Shares in accordance with the Share Escrow Agreement then Lumina will arrange the requested sale of Lumina Shares:

	(a)	within 240 days after the issuance of the First Payment Shares; or

	(b)	within 150 days after the issuance of the Second Payment Shares and Lumina hereby guarantees that the gross proceeds from the sale of such Lumina Shares will not result in a Deficiency (the “Guarantee”).

6.4

If a Deficiency results from the sale of Lumina Shares by Pacific Corporate Trust then, immediately upon receipt of a request from Pacific Corporate Trust, Lumina will pay to Pacific Corporate Trust in cash, in United States currency, the amount of any Deficiency so that Pacific Corporate Trust may remit to the PDLA Group or APSA, as applicable, an amount equal to the product of the number of Lumina Shares sold multiplied by their Issue Price.

In this Agreement “Deficiency” means:

(a)
if Lumina Shares are sold during the period when the Guarantee applies, the amount by which (A) the gross proceeds realized from the sale of Lumina Shares (in United States currency calculated at the Rate of Exchange on the date or dates when the Lumina Shares were sold) is less than (B) the product of the number of Lumina Shares sold multiplied by their Issue Price; and

(b)
if Lumina Shares requested to be sold within the period during which the Guarantee applies are not so sold, an amount equal to the product of the number of Lumina Shares requested to be sold multiplied by their Issue Price.

6.5

Any Surplus resulting from the sale of Lumina Shares will be for the benefit of APSA or the PDLA Group, as applicable, as the seller of Lumina Shares.

In this Agreement “Surplus” means the amount by which (A) the gross proceeds realized from the sale of Lumina Shares (in United States currency calculated at the Rate of Exchange on the date or dates when the Lumina Shares were sold) is greater than (B) the product of the number of Lumina Shares sold multiplied by their Issue Price.

6.6
APSA and the PDLA Group may elect not to sell all of the First Payment Shares or the Second Payment Shares. Upon expiry of the period of the Guarantee set out in section 6.3(a) or (b), as applicable, Pacific Corporate Trust will, on request from APSA or the PDLA Group, deliver to APSA or the PDLA Group certificates representing any First Payment Shares or Second Payment Shares that were not requested to be sold by them during the period when the Guarantee applied in respect of those shares. If requested to do so by APSA or the PDLA Group, Lumina will exercise reasonable commercial efforts to arrange buyers for any Lumina Shares requested to be sold by the PDLA Group or APSA after the period of the Guarantee in Section 6.3(a) or (b), but the Guarantee will not apply to the proceeds from the sale of any such Lumina Shares.

6.7
Lumina will be deemed to have exercised the Option and to be the owner of a 100% interest in the Mining Rights only upon it having made the payments required by Section 5.3 and upon it having fulfilled its obligations, if any, under the Guarantee.

6.8
Lumina will pay any agent’s or broker’s commissions or other fees and expenses, including any costs incurred in connection with converting Canadian dollars to United States dollars and any foreign exchange losses, in connection with any sale of Lumina Shares.

     ARTICLE 7
TERMINATION

7.1	The Option will terminate, unless jointly extended by APSA and the PDLA Group:

	(a)	if Lumina fails to pay the Exercise Price in full when due, including fulfilling its obligations under the Guarantee;

	(b)	if Lumina gives notice in accordance with Article 8;

	(c)	if APSA and the PDLA Group give notice pursuant to section 3.1; or

	(d)	if a default in respect of which notice has been given under Article 15 has not been cured within the requisite period to cure the default.

7.2
Upon termination of the Option Lumina will forfeit all payments of cash or Lumina Shares previously made by it on account of the Exercise Price and will be subject to the obligations set out in Article 8 and the Rights Certificate shall be surrendered and cancelled without further payment therefor.

7.3
On termination of the Option and this Agreement, Lumina shall remain liable for continuing obligations hereunder, including under Article 9 hereof, until final settlement of all accounts and for any liability, including any reclamation or environmental liability under applicable local laws and regulations, whether accruing before or after termination if arising out of operations during the term of this Agreement.

ARTICLE 8
OBLIGATIONS AFTER TERMINATION OF OPTION

8.1
At any time after Lumina has made the payment in subsection 5.3(a) and fulfilled its obligations, if any, under the Guarantee in respect of any First Payment Shares and prior to the third anniversary of the Effective Date Lumina may terminate this Agreement by giving at least 180 days notice in writing to that effect to APSA and the PDLA Group and thereafter, or if the Option is otherwise terminated pursuant to section 7.1, Lumina will:

	(a)	leave the Mining Rights free and clear of all liens, charges and encumbrances arising from its operations hereunder and in a safe and orderly condition and in good standing;

(b)
deliver to APSA and the PDLA Group within 60 days of termination, a comprehensive report on all work carried out by Lumina on the Mining Rights (limited to factual matters only) together with all drill cores, assay samples, pulps, rejects and copies of all maps, drill logs, assay results and other factual technical data compiled by Lumina with respect to the Mining Rights;

(c)
have the right and, if so requested by APSA or the PDLA Group, the obligation to remove from the Mining Rights within six months of the effective date of termination all facilities erected, installed or brought upon the Mining Rights by or at the instance of Lumina;

(d)
comply with all laws, rules, orders and regulations in effect on the date of termination with respect to reclamation and environmental rehabilitation in relation to the work performed on the Mining Rights by Lumina under this Agreement;

(e)
to the extent permitted by law, transfer and assign to APSA all existing agreements, permits, licences, and other documents necessary or desirable to conduct exploration and development activities on the Mining Rights;

(f)	transfer to APSA within 60 days of termination any additional concessions held by Lumina on or within one kilometre of the boundaries of the Mining Rights;

(g)	leave the Mining Rights in good standing with respect to payment of any patentes or applicable taxes on the Mining Rights on the effective date of termination; and

(h)
do all things and execute and deliver all documents and instruments reasonably required to give effect to the termination or removal of any registration or notice lodged by it in respect of the Mining Rights, whereupon this Agreement will terminate and be of no further force or effect.

ARTICLE 9
LIABILITY, INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1
Liability for all costs and expenses arising after the Signing Date in connection with the Mining Rights shall be deemed to have passed to Lumina as of the Signing Date and Lumina shall be responsible for all payments and the liabilities in respect of the Mining Rights on or after that date until the Option is terminated. If this Agreement is terminated, the expenses incurred by Lumina after the Signing Date will be for its account and will not be reimbursed by APSA or the PDLA Group.

9.2
Lumina shall indemnify and hold APSA and the PDLA Group and each of their Affiliates and assignees, and their respective directors, officers, employees, agents, representatives, successors and permitted assigns (each an “Indemnified Party” and collectively the “Indemnified Parties”) harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (including legal fees and disbursements on a solicitor and own client basis), regardless of when the said claim may be made or brought and regardless of whether or not the Option has been terminated, which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(a)
any incorrectness in or breach of any representation or warranty of Lumina contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)
any breach or non-fulfilment of any covenant or agreement on the part of Lumina under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

	(c)	the operations of Lumina relating to, using or arising out of, the Mining Rights after the Signing Date; or

(d)
any litigation, proceedings or claims related to or in connection with the operations or assets of Lumina on the Mining Rights or arising as a result of any matter or thing done or failed to be done by Lumina after the Signing Date.

9.3
Lumina hereby covenants and agrees to indemnify and hold harmless the Indemnified Parties against all losses, claims, damages, liabilities, costs and expenses incurred by any Indemnified Party by reason of, arising out of or in connection with:

	(a)	the existence of any hazardous substance in the environment which comprises the Mining Rights;

	(b)	any environmental damage associated with acid rock drainage or acid mine drainage, including without limitation heavy metal contamination or pH reduction;

(c)
any notice relating to the said environment or compliance with or any allegation of breach of law or environmental legislation or the terms and conditions of any environmental permits or other agreements relating to the said environment, however caused, whether such matter arises or relates to periods or conditions existing before or after the Effective Date;

(d)
any and all reclamation liabilities or commitments, including without limitation, in relation to historical mining activities conducted on the Mining Rights or on Mining Rights adjacent to or overlying the Mining Rights, and

	(e)	any allegation of lost or reduced land productivity or loss or reduction of land value due to historic mining activity, exploration activities, acid rock drainage, acid mine drainage or erosion,

regardless of whether the loss, claim, damage, liability, cost or expense arose as a result of activities conducted on the Mining Rights before or after the Signing Date by Lumina or any other person. Lumina’s liability under this Section 9.3 for liabilities existing before the Signing Date will terminate if the Option is terminated.

9.4
Lumina hereby acknowledges that APSA has made reasonable efforts to provide full and accurate information and disclosure to Lumina, but that APSA and the PDLA Group cannot and do not make any representation or warranty as to the validity, completeness or accuracy of such information except as expressly stated in this Agreement and that if Lumina exercises the Option and acquires the Mining Rights, it is doing so on an “as is, where is” basis. Effective from the Effective Date onwards, Lumina hereby releases APSA and the PDLA Group, and their assignees, subsidiaries, Affiliates, officers, directors, employees, agents, successors and assignees from all claims and liabilities based on errors, omissions, misstatements, misrepresentations and similar causes of action, negligent or otherwise, whether arising under contract, tort, the principles of equity or otherwise, whether now known or later discovered, except those arising out of fraud or malice on the part of APSA, the PDLA Group or their subsidiaries, Affiliates, officers, directors, employees, agents, successors and assignees, including without limitation for all incompleteness, inaccuracy, invalidity or lack of correctness of any geological, technical or other exploration data, information, models and projections.

9.5
The aggregate liability of APSA and the PDLA Group, and their assignees, subsidiaries, Affiliates, officers, directors, employees, agents, successors and assigns to Lumina and its subsidiaries, Affiliates, officers, directors, employees, agents, successors and permitted assignees arising out of, or in connection with this Agreement or the subject matter hereof, including for any loss (including economic loss), injury, damage, claim, fine, penalty or liability, including any environmental liabilities, whether accrued, absolute, contingent or otherwise, and whether arising out of contract, tort, the principles of equity or otherwise shall not in the aggregate exceed the Exercise Price then paid by Lumina. Any claim by Lumina for damages due to Lumina resulting from a breach by APSA or the PDLA Group of the representations and warranties set forth in this Agreement must be made prior to the exercise of the Option and payment of the Exercise Price.

9.6
APSA hereby covenants and agrees to indemnify and hold harmless Lumina against all losses, claims, damages, liabilities, costs and expenses incurred by Lumina by reason of, arising out of or in connection with a breach of a representation and warranty of APSA under Section 2.1 or 2.2 of this Agreement.

9.7
Each of the members of the PDLA Group hereby covenants and agrees to indemnify and hold harmless Lumina against all losses, claims, damages, liabilities, costs and expenses incurred by Lumina by reason of, arising out of or in connection with a breach of a representation and warranty of the PDLA Group under Section 2.1 or 2.3 of this Agreement.

9.8
The foregoing Sections 9.1 through 9.5 do not apply to any claim, demand, action, cause of action, damage, loss, cost, liability or expense suffered or incurred by the PDLA Group or APSA as a result of Lumina not exercising the Option, failing to pay in full the Exercise Price or failing to fulfil any obligations under the Guarantee (a “Payment Default”). After Lumina has made the payment in subsection 5.3(a) and fulfilled its obligations, if any, under the Guarantee in respect of any First Payment Shares, the sole remedy of the PDLA Group and APSA for a Payment Default is the termination of the Option and their retention of any cash or Lumina Shares previously paid by Lumina on account of the Exercise Price.

ARTICLE 10
SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

10.1
Subject to section 10.2, each party agrees that all information obtained hereunder shall be the exclusive Mining Rights of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other parties, such consent not to be unreasonably withheld. Where a party releases information based on a requirement at law or under the rules and regulations of any regulatory authority or stock exchange having jurisdiction it will deliver a copy concurrently to the other party.

10.2
Consent to disclosure of information pursuant to section 10.1 shall not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its interest, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

10.3
No party shall be liable to any other for the fraudulent or negligent disclosure of information by any of its employees or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

ARTICLE 11
RESTRICTION ON CHARGING

11.1	Lumina may not mortgage, charge or encumber its interest in the Mining Rights prior to it having exercised the Option and paid the Exercise Price in full.

ARTICLE 12
RESTRICTIONS ON TRANSFER

12.1
Except in accordance with this Agreement no party shall transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner assign, transfer or alienate any or all of its interest or its rights under this Agreement.

12.2
Lumina may assign this Agreement and its rights hereunder to any other person without the consent of APSA and the PDLA Group so long as Lumina guarantees the obligations of the assignee and so long as the consideration payable under the First Payment Shares and the Second Payment Shares remain Lumina Shares as set out in Section 5.4. Lumina shall forthwith give notice of any assignment to APSA and the PDLA Group. Lumina may not assign this Agreement or any of its rights hereunder to any person other than as set out in the first sentence of this Section 12.2 without the consent of APSA and the PDLA Group, which consent may be withheld provided there is a reasonable basis for doing so, including without limitation for issues such as the quality, reputation, credit worthiness or prospects of the assignee, its ability to fulfil its obligations under the Guarantee, the value of any securities it may wish to issue in satisfaction of the First Payment Shares or the Second Payment Shares and whether those securities are publicly traded in a liquid market, the ability of APSA and the PDLA Group to resell without restriction the securities the assignee may wish to issue in satisfaction of the Second Payment Shares.

12.3	APSA may assign its rights and obligations under this Agreement to an Affiliate or to the PDLA Group or an Affiliate of the PDLA Group without the consent of Lumina and may assign its rights and obligations to any other person with the consent of Lumina, such consent not to be unreasonably withheld.

12.4
Any member of the PDLA Group may assign its rights and obligations under this Agreement to an Affiliate of any member of the PDLA Group or to APSA or an Affiliate of APSA, or any or all of the members of the PDLA Group may amalgamate or otherwise merge with each other or another Affiliate of any of them, in each case without the consent of Lumina and may assign its rights and obligations to any other person with the consent of Lumina, such consent not to be unreasonably withheld.

12.5
Before the completion of any sale or other assignment by a party of its interest or rights under this Agreement, to an Affiliate or otherwise, the purchasing or otherwise acquiring party shall, at the election of the parties not selling, enter into an agreement with the party not selling on the same terms and conditions as set out in this Agreement.

12.6
Each party agrees that its failure to comply with the restrictions set out in this section would constitute an injury and damage to the other party impossible to measure monetarily and, in the event of any such failure the other party shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any interest or assignment of any rights under this Agreement save in accordance with the provisions of this section, and any party intending to make a sale or making a sale contrary to the provisions of this section hereby waives any defence it might have in law to such injunctive relief.

ARTICLE 13
AMALGAMATION OR REORGANIZATION

13.1
The provisions of Article 12 shall not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing substantially all the Mining Rights, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

13.2
Upon the occurrence of one or more events involving the capital reorganization, reclassification, subdivision or consolidation of the capital stock of Lumina, or the merger, amalgamation or other corporate combination of Lumina with one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for the issued Lumina Shares (“Fundamental Changes”), then at the time of any delivery of the Lumina Shares pursuant to the First Payment Shares or the Second Payment Shares taking place after such Fundamental Changes, and in lieu of issuing the Lumina Shares which, but for such Fundamental Changes, and this provision, would have been delivered pursuant to the First Payment Shares or the Second Payment Shares, Lumina or its successor shall instead issue new securities resulting from the Fundamental Changes having an aggregate value equal to the amount of the Exercise Price then being paid with such new securities, in substitution for those Lumina Shares which APSA or the PDLA Group would have been entitled to receive upon such delivery if such delivery had occurred prior to the occurrence of the Fundamental Changes.

ARTICLE 14
SECURITY INTERESTS; REMEDIES

14.1
Promptly after the execution of the Cominco Consent, APSA and the PDLA Group shall amend the PDLA Group Mortgages, thereby agreeing that those mortgages shall be terminated ipso facto upon the execution of the Chilean Purchase Agreement as provided in section 5.8. Once the Chilean Purchase Agreement has been duly executed, any of the parties shall be entitled to solicit the cancellation of the PDLA Group Mortgages before the competent Chilean Mining Registry. The PDLA Group Mortgages are acknowledged to be postponed to and subordinated to the Option and will be deemed to have been satisfied upon payment in full by Lumina or its assignee of the Exercise Price, including the fulfillment of any obligations under the Guarantee.

14.2	Except as provided in this Article 14, a party shall not encumber or permit to exist any lien, charge or encumbrance on its interest.

ARTICLE 15
NOTICE

15.1
Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by sending the same by facsimile, in each case addressed as follows:

	(a)	if to Lumina at: 1550 – 625 Howe Street Vancouver, British Columbia V6C 2T6 Attention: Ross Beaty Facsimile No.: 604.687.7041

	(b)	if to APSA at: Avenida El Bosque Sur 130 Piso 12 Las Condes Santiago de Chile Attention: Jose Luis Cea Sanchez Facsimile No.: 562.203.124

	(c)	if to the PDLA Group at: Placer Dome Latin America

Av. Gertrudis Echenique No. 30 Piso 14
Las Condes
Santiago Chile

Attention: Michael Gingles
Facsimile No.: 562.207.0907

with a copy to:

Placer Dome Inc.
P.O. Box 49330
1600 - 1055 Dunsmuir Street
Vancouver, B.C. V7X 1P1

Attention: Geoff Gold
Facsimile No.: 604.684.7261

and to:

Cayman PDC Limited
International Corporation Services Limited
One Regis Place
Fort & Mary Streets
Grand Cayman
British West Indies

Attention: James Gardiner
Facsimile No.: 246.429.7004

15.2
Any notice, direction or other instrument will, if delivered, be deemed to have been given and received on the day after it was delivered, and if sent by facsimile, be deemed to have been given or received on the day it was so sent, if sent during the normal business hours of the recipient and otherwise on the first business day in the place received following the day it was so sent.

15.3
Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

ARTICLE 16 FURTHER ASSURANCES

16.1
The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement. Either party may record this Agreement or a short form document or documents evidencing this Agreement in the appropriate public records in Chile and each party will execute and deliver all such further documents and instruments and will do such things, as are reasonably required to facilitate such registration.

ARTICLE 17 MANNER OF PAYMENT

17.1
All references to monies hereunder shall be in lawful currency of the United States of America. All payments to be made to any party hereunder may be made by wire transfer as provided in Section 5.5 or to such other person and account as such party may designate from time to time by written notice. Said recipient shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

ARTICLE 18 TIME OF ESSENCE

18.1	Time shall be of the essence in the performance of this Agreement.

ARTICLE 19 HEADINGS

19.1
The headings of the sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

ARTICLE 20 ENUREMENT

20.1	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

ARTICLE 21 ENTIRE AGREEMENT

21.1
This Agreement and the Share Escrow Agreement constitute the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

ARTICLE 22 GOVERNING LAW AND ARBITRATION

22.1	This Agreement shall be governed by and construed according to the laws of British Columbia and the laws of Canada applicable therein.

22.2	Any dispute arising under this Agreement will be determined by a single arbitrator to be appointed by the parties as follows:

(a)
either party may refer any such matter to arbitration by written notice to the other and, within 14 calendar days after receipt of such notice, the parties will agree on the appointment of an arbitrator;

(b)
the language of the arbitration will be English, except to the extent that expert evidence is required in Spanish, in which case a certified translator will be made available if requested by any of the parties;

	(c)	no person will be appointed as an arbitrator hereunder unless such person agrees in writing to act;

(d)
upon appointment in accordance with section (a), the arbitrator will immediately proceed to hear and determine the matter in question and unless otherwise agreed, such hearing shall take place in Vancouver, British Columbia;

(e)
the arbitration proceedings shall be carried out in accordance with the Rules of the International Chamber of Commerce in force on the date of this Agreement, save as said Rules shall conflict with the provisions of this section, in which case this section shall prevail;

(f)
the determination by the arbitrator will be made within 45 days after his appointment subject to any reasonable delay due to unforeseen circumstances and the decision of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the parties who will abide by such decision;

(g)
if the parties cannot agree on a single arbitrator as provided in section (b), or if the person appointed is unwilling or unable to act, either party will have the right to request the Supreme Court of British Columbia to mediate in the appointment of a mutually acceptable arbitrator;

	(h)	in the absence of agreement, the Court shall appoint an arbitrator; and

(i)
the arbitrator’s fees shall be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party shall pay all costs and reimburse all arbitration costs, including the amounts paid by the prevailing party.

                             IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

LUMINA COPPER CORP.

By:
Authorized Signatory

ANDES PACIFIC DEVELOPMENT S.A.

By:
Authorized Signatory

MINERA ORLANDO LIMITADA

By:
Authorized Signatory

ORLANDO EXPLORACIONES LIMITADA

By:
Authorized Signatory

MINERA SANTA CATALINA LIMITADA

By:
Authorized Signatory

MINERA RELINCHO LIMITADA

By:
Authorized Signatory

SCHEDULE “A”
RELINCHO MINING RIGHTS

Uno. Pertenencias mineras sujetas a regalía en favor de Minera Cominco Chile Exploraciones Limitada (Cominco).

Andes Pacific Development S.A. (APSA) es dueña de las siguientes pertenencias mineras ubicadas en la Comuna de Vallenar, Provincia de Huasco, Tercera Región, cuyas actas de mensura y dominio a nombre de APSA se encuentran inscritas en el Registro de Propiedad del Conservador de Minas de Vallenar:

Uno. Uno “Morte A Uno al Treinta”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas treinta y seis número diez del registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito a fojas en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Dos “Morte B Uno al Dieciocho”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas ciento sesenta y seis vuelta número cuarenta y tres del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Tres “Morlaco A Uno al Treinta”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas trescientos siete número setenta y uno del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Cuatro “Morlaco B Uno al Veinte”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas trescientos trece número setenta y dos en el Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Cinco “Morlaco C uno al Diez”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas setenta y siete vuelta número veinticinco en el Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Seis “Morlaco D Uno al Treinta”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas ochenta y cuatro número veintiséis en el Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Siete “Morlaco E Uno al Treinta”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas noventa vuelta número veintisiete del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Ocho “Morlaco F Uno al Treinta”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas veintinueve vuelta número nueve del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Nueve “Morlaco G Uno al Veinte”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas noventa y siete número veintiocho en el Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Diez “Morlaco H Uno al Veinte”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas trescientas diecinueve vuelta número setenta y tres del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Once “Morlaco I Uno al Doce”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas trescientas veintisiete vuelta número setenta y cuatro del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Doce “Morlaco J Uno al Catorce”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas trescientos treinta y cuatro vuelta número setenta y cinco del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Uno. Trece “Morlaco K Uno al Dieciséis”, cuya sentencia constitutiva y acta de mensura se encuentra inscrita a fojas ciento cincuenta y nueve vuelta número cuarenta y dos del Registro de Propiedad correspondiente al año mil novecientos noventa y ocho. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas veintiséis vuelta número catorce, correspondiente al año dos mil dos;

Las pertenencias mineras singularizadas en este número Uno se encuentran, sujetas a hipoteca de primer grado y prohibición de gravar y enajenar en favor de Cominco, y a hipoteca de segundo grado y prohibición de gravar y enajenar en favor de Minera Orlando Limitada, Orlando Exploraciones Limitada, Minera Santa Catalina Limitada y Minera Relincho Limitada.

Dos. Pertenencias mineras hipotecadas.

APSA es dueña de las siguientes pertenencias mineras ubicadas en la Comuna de Vallenar, Provincia de Huasco, Tercera Región, cuyas actas de mensura y dominio a nombre de APSA se encuentran inscritas en el Registro de Propiedad del Conservador de Minas de Vallenar, y sujetas a hipotecas de primer grado y prohibición de gravar y enajenar en favor de Minera Orlando Limitada, Orlando Exploraciones Limitada, Minera Santa Catalina Limitada y Minera Relincho Limitada, hipotecas y gravámenes inscritos en el RHG y en el RIP, respectivamente, del referido Conservador de Minas de Vallenar:

Dos. Uno “Batalla Uno a Batalla Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas doscientos veintisiete número cincuenta y nueve del Registro de Propiedad correspondiente al año mil novecientos noventa y seis. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Dos “Combate Uno a Combate Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas doscientas treinta y tres vuelta número sesenta del Registro de Propiedad correspondiente al año mil novecientos noventa y seis. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Tres “Cortadera Veintiséis, Uno al Diez”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas seiscientos ochenta y nueve número ciento veintiuno del Registro de Propiedad correspondiente al año mil novecientos noventa y nueve. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas · número ·, correspondiente al año dos mil dos;

Dos. Cuatro “Cortadera Veintinueve, Uno al Diez”, cuya sentencia constitutiva y acta de mensura se encuentran inscrita a fojas seiscientos noventa y cuatro número ciento veintidós correspondiente al año mil novecientos noventa y nueve. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas · número ·, correspondiente al año dos mil dos;

Dos. Cinco “Nogal Uno, Uno al Veinte”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos quince número ciento cuarenta del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Seis “Nogal Dos, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos veintiuno vuelta número ciento cuarenta y dos del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas · número ·, correspondiente al año dos mil dos;

Dos. Siete “Nogal Tres, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientas veintinueve número ciento cuarenta y dos del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Ocho “Nogal Cuatro, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientas treinta y seis vuelta número ciento cuarenta y tres del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Nueve “Desprecio Uno, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos cuarenta y cuatro número ciento cuarenta y cuatro del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Diez “Desprecio Dos, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas ciento treinta y dos número cuarenta y ocho del Registro de Propiedad correspondiente al año dos mil dos. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas cuatrocientos trece número trescientos diez, correspondiente al año dos mil dos;

Dos. Once “Desprecio Tres, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos cincuenta y una vuelta número ciento cuarenta y cinco del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Doce “Desprecio Cuatro, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos cincuenta y nueve número ciento cuarenta y seis del Registro de

Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Trece “Desprecio Cinco, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos sesenta y seis vuelta número ciento cuarenta y siete del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Catorce “Desprecio Seis, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos setenta y cuatro número ciento cuarenta y ocho del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Quince “Desprecio Siete, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos ochenta y una vuelta número ciento cuarenta y nueve del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Dieciséis “Desprecio Ocho, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos ochenta y nueve número ciento cincuenta del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Diecisiete “Desprecio Nueve, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas setecientos noventa y seis vuelta número ciento cincuenta y uno del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Dieciocho “Desprecio Diez, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas ochocientos cuatro número ciento cincuenta y dos del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Diecinueve “Desprecio Once, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas ochocientos once vuelta número ciento cincuenta y tres del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Veinte “Desprecio Doce, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas ochocientos diecinueve vuelta número ciento cincuenta y cuatro del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Veintiuno “Desprecio Trece, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas ochocientos veinticuatro vuelta número ciento cincuenta y cinco del Registro de Propiedad correspondiente al año dos mil uno. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos;

Dos. Veintidós “Porvenir Uno a Porvenir Diez”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a fojas veintiuno número seis del Registro de Propiedad correspondiente al año mil novecientos cincuenta y seis. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas treinta y tres vuelta número dieciséis, correspondiente al año dos mil dos;

Dos. Veintitrés “Progreso Diecinueve a Veintinueve”, “Progreso Treinta y siete a Cuarenta y Dos”, “Progreso Cincuenta a Progreso Cincuenta y Cinco”, “Progreso Sesenta y Tres a Setenta y Tres”, todas las cuales fueron mensuradas dentro del conjunto de pertenencias “Progreso Uno a Progreso Noventa y Ocho, inscrita a fojas veintidós número cinco del Registro de Propiedad correspondiente al año mil novecientos sesenta y tres. El dominio a nombre de APSA se encuentra inscrito en el Registro de Propiedad a fojas tres vuelta número tres, correspondiente al año dos mil dos.

Tres. Pertenencias mineras.

APSA es dueña de las siguientes pertenencias mineras ubicadas en la Comuna de Vallenar, Provincia de Huasco, Tercera Región, cuyas actas de mensura y dominio a nombre de APSA se encuentran inscritas en el Registro de Propiedad del Conservador de Minas de Vallenar:

Tres. Uno “Molle Dos, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas noventa vuelta número veinticinco del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Dos “Molle Cuatro, Uno al Cincuenta y Cuatro”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas Treinta número diecisiete del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Tres “Molle Seis, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas ciento dieciocho número veintiocho del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Cuatro “Molle Siete, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas treinta y nueve vuelta número dieciocho del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Cinco “Molle Ocho, Uno al Sesenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas ochenta y una número veinticuatro del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Seis “Molle Once, Uno al Treinta y Cinco”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas ciento veintisiete número veintinueve del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Siete “Molle Doce, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas cuarenta y nueve número diecinueve del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Ocho “Molle Trece, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas cincuenta y siete vuelta número veinte del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Nueve “Molle Catorce, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas noventa y nueve vuelta número veintiséis del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Diez “Molle Quince, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas ciento ocho vuelta número veintisiete del Registro de Propiedad correspondiente al año dos mil tres;

Tres. Once “Molle Dieciséis, Uno al Cuarenta”, cuya sentencia constitutiva y acta de mensura se encuentran inscritas a nombre de APSA a fojas sesenta y seis vuelta número veintiuno del Registro de Propiedad correspondiente al año dos mil tres.

Cuatro. Manifestaciones.

APSA es dueña de las siguientes pertenencias mineras en trámite de constitución, las que se encuentran mensuradas, pero con inscripción de su sentencia constitutiva pendiente, cuyas manifestaciones se encuentran inscritas en el Registro de Descubrimientos del Conservador de Minas de Vallenar:

Cuatro. Uno “Alga Uno, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos cincuenta y seis número setecientos ochenta y nueve en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Dos “Alga Dos, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientas cincuenta y siete vuelta número setecientos noventa en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Tres “Alga Tres, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos cincuenta y nueve vuelta número setecientos noventa y uno en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Cuatro “Alga Cuatro, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos sesenta y una número setecientos noventa y dos en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Cinco “Corta Uno, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos sesenta y seis vuelta número setecientos noventa y cinco en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Seis “Corta Dos, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos sesenta y ocho número setecientos noventa y seis en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Siete “Corta Tres, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos setenta número setecientos noventa y siete en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Ocho “Corta Cuatro, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos setenta y una vuelta número setecientos noventa y ocho en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Nueve “Corta Cinco, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos setenta y tres vuelta número setecientos noventa y nueve en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Diez “Corta Seis, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos setenta y cinco número ochocientos en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Once “Corta Siete, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos setenta y siete número ochocientos uno en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Doce “Corta Ocho, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos setenta y ocho vuelta número ochocientos dos en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Trece “Corta Nueve, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos ochenta vuelta número ochocientos tres en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Catorce “Corta Diez, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos ochenta y dos número ochocientos cuatro en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Quince “Corta Once, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos ochenta y cuatro número ochocientos cinco en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Dieciséis “Corta Doce, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos ochenta y cinco vuelta número ochocientos seis en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Diecisiete “Corta Trece, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos ochenta y siete vuelta número ochocientos siete en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Dieciocho “Corta Catorce, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos ochenta y nueve número ochocientos ocho en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Diecinueve “Corta Quince, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas novecientos noventa y una número ochocientos nueve en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veinte “Corta Dieciséis, Uno al Cuarenta”, cuya manifestación se encuentra inscrita a fojas novecientos noventa y dos vuelta número ochocientos diez en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veintiuno “Corta Diecisiete, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas novecientos noventa y cuatro vuelta número ochocientos once en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veintidós “Corta Dieciocho, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas novecientos noventa y seis número ochocientos doce en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veintitrés “Corta Diecinueve, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas novecientos noventa y ocho número ochocientos trece en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veinticuatro “Corta Veinte, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas novecientos noventa y nueve vuelta número ochocientos catorce en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veinticinco “Corta Veintiuno, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas mil una vuelta número ochocientos quince en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veintiséis “Corta Veintidós, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas mil tres número ochocientos dieciséis en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Veintisiete “Corral Uno, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas setecientas setenta y cinco número seiscientos treinta y cuatro en el Registro de Descubrimientos correspondiente al año dos mil dos;

Cuatro. Veintiocho “Corral Dos, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas setecientas setenta y siete número seiscientos treinta y cinco en el Registro de Descubrimientos correspondiente al año dos mil dos;

Cuatro. Veintinueve “Corral Tres, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas setecientas setenta y nueve número seiscientos treinta y seis en el Registro de Descubrimientos correspondiente al año dos mil dos;

Cuatro. Treinta “Corral Cuatro, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas setecientas ochenta y una número seiscientos treinta y siete en el Registro de Descubrimientos correspondiente al año dos mil dos;

Cuatro. Treinta y uno “Corral Cinco, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas setecientas ochenta y tres número seiscientos treinta y ocho en el Registro de Descubrimientos correspondiente al año dos mil dos;

Cuatro. Treinta y dos “Corral Seis, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas setecientas ochenta y cinco número seiscientos treinta y nueve en el Registro de Descubrimientos correspondiente al año dos mil dos;

Cuatro. Treinta y tres “Molle Uno, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas doscientas ochenta y siete número doscientos cincuenta y siete en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Treinta y cuatro “Molle Tres, Uno al Cincuenta y Seis”, cuya manifestación se encuentra inscrita a fojas doscientas noventa y una número doscientos cincuenta y nueve en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Treinta y cinco “Molle Cinco, Uno al Sesenta”, cuya manifestación se encuentra inscrita a fojas doscientas noventa y cinco número doscientos sesenta y uno en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Treinta y seis “Molle Nueve, Uno al Treinta y Seis”, cuya manifestación se encuentra inscrita a fojas trescientas tres vuelta número doscientos sesenta y cinco en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Treinta y siete “Molle Diez, Uno al Cuarenta”, cuya manifestación se encuentra inscrita a fojas trescientas seis número doscientos sesenta y seis en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cuatro. Treinta y ocho “Villar Uno, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas novecientas sesenta y tres número setecientos noventa y tres en el Registro de Descubrimientos correspondiente al año dos mil uno; y

Cuatro. Treinta y nueve “Villar Dos, Uno al Veinte”, cuya manifestación se encuentra inscrita a fojas novecientas sesenta y cuatro vuelta número setecientos noventa y cuatro en el Registro de Descubrimientos correspondiente al año dos mil uno;

Cinco. Manifestaciones.

APSA es dueña de las siguientes concesiones mineras de exploración, cuyas sentencias constitutivas se encuentran inscritas en el Registro de Descubrimientos del Conservador de Minas de Vallenar:

Cinco. Uno “Cecilia Uno”, cuya sentencia constitutiva se encuentra inscrita a fojas cuatrocientas cincuenta y dos vuelta número trescientos cincuenta y nueve del Registro de Descubrimientos correspondiente al año dos mil tres; y

Cinco. Dos “Cecilia Dos”, cuya sentencia constitutiva se encuentra inscrita a fojas cuatrocientas cincuenta vuelta número trescientos cincuenta y ocho del Registro de Descubrimientos correspondiente al año dos mil tres.

ANDES PACIFIC DEVELOPMENT S.A.

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DATED December 10th, 2003